Exhibit 99.1

[VARIAN SEMICONDUCTOR LOGO APPEARS HERE]

NEWS RELEASE

Contacts:         Bob Halliday

Chief Financial Officer

978.282.7597

bob.halliday@vsea.com

or

Shellie M. Roth

Investor Relations Partners, Inc.

973.535.8389

roth@irpartners.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2003 Second Quarter Results

GLOUCESTER, MA, April 23, 2003 – Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today announced results for its fiscal 2003 second quarter ended March 28, 2003.

Revenue for the second quarter of fiscal 2003 totaled $111 million, compared to revenue of $67 million for the same period a year ago. Shipments for the second quarter of fiscal 2003 were $98 million. The Company recorded net income of $5 million, or $0.16 per diluted share during the second quarter of fiscal 2003, compared to a net loss of $41 thousand, or $0.00 per diluted share for the same period a year ago. Gross margin for the second quarter of fiscal 2003 was 38 percent, compared to 36 percent for the same period a year ago.

The improvement in gross margin in the second quarter of fiscal 2003 compared to the second quarter of fiscal 2002 was due to higher factory utilization and improved inventory management, including a reduction in inventory reserves totaling $1 million. The improvement was partially offset by continued pricing pressure in the industry. The increase in research and development expenses and marketing, general and administrative expenses, in the second quarter of fiscal 2003, compared to the second quarter of fiscal 2002, was due to continued investment in new product development and increased marketing efforts. The second quarter of fiscal 2002 was favorably affected by a $5 million gain recorded as other income related to the Lam Research Corporation (Nasdaq: LRCX) warrant.

Richard A. Aurelio, Varian Semiconductor’s chairman and chief executive officer, said, “Although we are pleased with our operating results for the quarter, the overall short-term industry outlook remains uncertain. We continue to believe the key, long-term success factor in the semiconductor capital equipment industry remains increased funding of new product development, supported by strong operational effectiveness.”

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VSEA Announces FY 2003 Q2 Results                        Page 2                        April 23, 2003

Robert J. Halliday, chief financial officer, added, “Our second quarter results reflect our continued efforts to maintain gross margin levels through improved management of factory operations and inventory levels, despite a challenging pricing environment. Cash and investment levels have continued to increase, with quarter-end balances totaling $343 million, an increase of $16 million over the last quarter. Improvements in working capital management remain a corporate priority.”

Halliday also provided forward guidance, noting that, “We currently expect revenue for the third quarter of fiscal 2003 to be between $78 and $88 million, and shipments to range from $73 to $83 million. Gross margin as a percentage of revenue is expected to be in the low 40s in the third quarter, as we benefit from both tight inventory management and the final portion of revenue recognized upon tool acceptance. Earnings per share is anticipated to range from $0.00 to $0.08 per diluted share.”

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss the Company’s operating results and outlook. Access to the call is available through the investor relations page on the Company’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, the Company’s guidance for third quarter fiscal 2003 revenue, gross margin, and earnings per share, market share, operating efficiencies, capacity utilization and technological improvements and benefits, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; the Company’s ability to manage factory operations and efficiently use resources; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of

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VSEA Announces FY 2003 Q2 Results                        Page 3                        April 23, 2003

suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect our actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2003 Q2 Results                        Page 4                        April 23, 2003

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	March 28, 2003	March 29, 2002	March 28, 2003	March 29, 2002
Revenue
Product	$94,144	$47,868	$156,084	$82,006
Service	15,083	17,176	34,403	31,208
Royalty and license	1,972	2,174	4,421	31,784

Total revenue	111,199	67,218	194,908	144,998
Cost of revenue	69,498	42,714	117,762	80,411

Gross profit	41,701	24,504	77,146	64,587

Operating expenses
Research and development	14,410	12,632	27,979	25,482
Marketing, general and administrative	19,773	18,417	38,704	37,365
Restructuring costs	158	—	158	2,200

Total operating expenses	34,341	31,049	66,841	65,047

Operating income (loss)	7,360	(6,545)	10,305	(460)
Interest income, net	991	1,316	2,227	2,936
Other income (expense), net	(193)	4,709	(135)	5,149

Income (loss) before income taxes	8,158	(520)	12,397	7,625
Provision (benefit) for (from) income taxes	2,694	(479)	4,092	2,616

Net income (loss)	$5,464	$(41)	$8,305	$5,009

Weighted average shares outstanding – basic	34,141	32,858	34,028	32,773
Weighted average shares outstanding – diluted	34,998	32,858	34,874	34,580
Net income per share – basic	$0.16	$0.00	$0.24	$0.15
Net income per share – diluted	$0.16	$0.00	$0.24	$0.14

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VSEA Announces FY 2003 Q2 Results                        Page 5                        April 23, 2003

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 28, 2003	September 27, 2002
ASSETS
Current assets
Cash and cash equivalents	$321,595	$307,840
Short-term investments	21,548	—
Accounts receivable, net	61,144	85,793
Inventories, net	60,632	81,779
Deferred income taxes	42,153	42,311
Other current assets	9,171	9,530

Total current assets	516,243	527,253
Property, plant and equipment, net	49,397	46,718
Other assets	15,373	15,534

Total assets	$581,013	$589,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and other short-term borrowings	$5,433	$5,779
Accounts payable	21,523	21,398
Accrued expenses	46,283	48,560
Product warranty	9,205	8,656
Deferred revenue	32,984	60,269

Total current liabilities	115,428	144,662
Long-term accrued expenses	5,649	5,674
Deferred taxes	2,933	2,933
Long-term debt	4,732	—

Total liabilities	128,742	153,269

Stockholders’ equity
Common stock	342	338
Capital in excess of par value	271,163	263,470
Retained earnings	180,733	172,428
Other comprehensive income	33	—

Total stockholders’ equity	452,271	436,236

Total liabilities and stockholders’ equity	$581,013	$589,505

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